March 31, 2008


U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
ATTN: Document Control - EDGAR


     RE: Post-Effective Amendment No. 6 on Form N-4
     RiverSource Variable Annuity Account
     File Nos. 333-139759 and 811-7195
     RiverSource FlexChoice Select Variable Annuity



Dear Commissioners:
On behalf of RiverSource Variable Annuity Account ("Registrant"), RiverSource Life Insurance Company ("Company") is filing Post-Effective Amendment No. 6 ("Amendment No. 6") on Form N-4 pursuant to Rule 485(a) of the Securities Act of 1933 ("1933 Act"). The purpose of this filing is to supplement the prospectus for RiverSource FlexChoice Select Variable Annuity. The supplement discloses enhancements and current fee change to the SecureSource riders that will be offered to new contract purchases.


The Prospectus and combined Statement of Additional Information relating to the above-listed variable annuity, will be filed by amendment.

Registrant intends this supplement filing to serve as a Template Filing for the following product filings which are all filed under Form N-4:

PRODUCT NAME                         1933 ACT #   1940ACT #          REGISTRANT NAME         LIFE INSURANCE COMPANY NAME
----------------------------------   ----------   ---------   ----------------------------   ---------------------------
RiverSource AccessChoice Select      333-139759   811-7195    RiverSource Variable Annuity   RiverSource Life Insurance
Variable Annuity                                              Account                        Company

RiverSource Endeavor Select          333-139763   811-7195    RiverSource Variable Annuity   RiverSource Life Insurance
Variable Annuity                                              Account                        Company

RiverSource Innovations Select       333-139763   811-7195    RiverSource Variable Annuity   RiverSource Life Insurance
Variable Annuity                                              Account                        Company

RiverSource Signature One Select     333-139762   811-7195    RiverSource Variable Annuity   RiverSource Life Insurance
Variable Annuity                                              Account                        Company

RiverSource Signature Select         333-139760   811-7195    RiverSource Variable Annuity   RiverSource Life Insurance
Variable Annuity                                              Account                        Company

Wells Fargo Advantage Builder        333-139762   811-7195    RiverSource Variable Annuity   RiverSource Life Insurance
Select Variable Annuity                                       Account                        Company

RiverSource Endeavor Plus Variable   333-139759   811-7195    RiverSource Variable Annuity   RiverSource Life Insurance
Annuity                                                       Account                        Company


Registrant will submit a request in accordance with Rule 485(b)(1)(vii) under 1933 Act, under separate cover.

Pursuant to Rule 461 under the Securities Act of 1933, RiverSource Life Insurance Company as Registrant respectfully requests acceleration of the effective date of the above-referenced Amendment to May 1, 2008.

If there is anything I can do to expedite review of the enclosed Amendment No. 5 or if you have any questions regarding this filing, please contact me at
(612) 671-2237 or Boba Selimovic at (612) 671-7449.

Sincerely,


/s/ Rodney J. Vessels
-------------------------------------
Rodney J. Vessels
Assistant General Counsel

March 31, 2008

Securities and Exchange Commission
100 F Street N.E.,
Washington, DC 20549-1004
ATTN: Document Control - EDGAR

     Re: RiverSource Life Insurance Company
     RiverSource FlexChoice Select Variable Annuity
     Post-Effective Amendment No. 5
     File Nos. 333 - 139759/811-7195

Dear Mr. Cowan:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the Principal Underwriter, RiverSource Distributors, Inc., now respectfully requests that the effective date of the above mentioned Post-Effective Amendment to Registration be accelerated and declared effective on May 1, 2008.

Yours truly,
RiverSource Distributors, Inc.



By: /s/ Scott R. Plummer
    ---------------------------------------------
    Scott R. Plummer
    Chief Counsel
    RiverSource Distributors, Inc.